Exhibit 99.1

FOR IMMEDIATE RELEASE

Universal Insurance Holdings, Inc. Reports Record Fourth Quarter and

Full-Year 2014 Financial Results

Achieved Highest Fourth Quarter and Full-Year Net Income and EPS in Company History

Fort Lauderdale, FL, February 25, 2015—Universal Insurance Holdings, Inc. (NYSE: UVE) (or the “Company”) today reported record fourth quarter net income in 2014 of $21.0 million, or $0.59 diluted earnings per share (diluted EPS), an increase of $5.4 million, or 35 percent, compared to net income of $15.6 million, or $0.44 diluted EPS, for the same period in 2013.

For the full year of 2014, the Company reported record net income of $73.0 million, or $2.08 diluted EPS, an increase of $14.0 million, or 24 percent, compared to net income of $59.0, or $1.56 diluted EPS, for the same period of 2013.

“Our record fourth quarter and full year results concluded a year in which we delivered increasing profits and significant returns to shareholders,” said Sean P. Downes, the Company’s Chairman, President and Chief Executive Officer. “We generated strong operational and financial momentum in 2014 thanks to a focus on maintaining high underwriting standards and securing profitable, rate adequate business. Our geographic expansion efforts, a key driver of our growth strategy, also remained on track. We received approval to write business in Delaware and Indiana in 2014 and more recently in Pennsylvania, and achieved increases in policy count during 2014 in all states, including Florida. Our decision in 2014 to reduce our quota share reinsurance allowed us to retain a greater portion of our business and increase profitability. We enter 2015 with a clear opportunity to build on this operational momentum. The proceeds from our recent transaction with Nephila Capital coupled with our healthy balance sheet position us to lower our quota share percentage to zero. This change will enable us to retain 100% of our business, an estimated additional $230 million of our own organically grown premium, and further drive profitability and shareholder value.”

Fourth-Quarter 2014 & Recent Highlights

•	Earned premiums grew by $28.9 million to $95.4 million.
•	Total revenues increased by $26.9 million to $104.5 million.
•	Net income and diluted EPS grew by $5.4 million and $0.15, respectively, compared to Q4 2014.
•	Sold 1 million registered shares of UVE common stock at a price of $19.00 per share in a privately negotiated transaction on December 2, 2014.
•	Paid fourth quarter dividend of $0.25 per share, resulting in total payments of $0.55 per share in dividends in 2014.
•	The Pennsylvania Insurance Department issued a Certificate of Authority in January 2015 to UPCIC, a wholly-owned subsidiary of Universal Insurance Holdings, Inc., approving UPCIC as a licensed insurance entity in the state of Pennsylvania.
•	Wrote first homeowners insurance policy in Indiana in January 2015.

Fourth-Quarter 2014 Results

The increase in the Company’s net income for the fourth quarter of 2014 of $5.4 million, compared to the same period in 2013, primarily reflects an increase in net earned premiums, partially offset by increases in operating expenses. Earned premiums, total revenues, net income and diluted EPS were higher than any other fourth quarter in the Company’s history.

Diluted earnings per share for the fourth quarter of 2014 increased by $0.15, or 34 percent, compared to the full year of 2013.

Full-Year 2014 Results

For the full year of 2014, the Company’s net income increased by $14.0 million, or 24 percent, compared to the same period in 2013. Earned premiums, total revenues, net income and diluted EPS were higher than any other year in the Company’s history.

Diluted earnings per share for the full year of 2014 increased by $0.52, or 33 percent, compared to the full year of 2013. In addition to the increase in net income, diluted EPS benefited from lower outstanding shares as a result of the cumulative share repurchases made by the Company.

Share Repurchases

For the full year of 2014, the Company repurchased 2,391,208 shares of its common stock at an average price of $12.42 per share. As announced on September 25, 2014, the Company completed its $10 million share repurchase program announced on June 17, 2014, having repurchased a total of 758,361 shares of common stock in the open market at an average price of $13.15 per share. Additionally, the Company sold 1 million registered shares of common stock at a price of $19.00 per share in a privately negotiated transaction on December 2, 2014.

The Company noted that the completion of its share repurchase program and the sale of treasury shares underscores its confident outlook, solid financial position and commitment to effectively deploying capital when it sees clear value. The shares were sold out of treasury at a significant premium to the cost of the shares, thereby adding significant value for Universal shareholders.

The Board of Directors and management team expect to continue to consider ways to enhance shareholder value, both through strategic growth initiatives and capital returns to shareholders.

Cash Dividends

On November 10, 2014, the Company announced that its board of directors declared a cash dividend of $0.25 per share of common stock, which was paid on December 15, 2014 to shareholders of record on December 5, 2014. The $0.25 per share dividend includes the expected $0.10 per share fourth quarter dividend, in line with the dividends paid for each of the first three quarters of 2014, and an additional special dividend of $0.15 per share.

On January 13, 2015, the Company announced that its board of directors had declared an increased cash dividend of $0.12 per share of common stock up $0.02 from the $0.10 per share paid the past three quarters. Payment will be made on March 2, 2015 to shareholders of record on February 18, 2015. If declared and paid as intended, the annual aggregate dividend in 2015 will be $0.48 for each common share.

Financial Results Presentation

The Company will make available an audio recording of a presentation discussing its fourth quarter and full-year 2014 financial results on Wednesday, February 25, 2015, at approximately 5:00 p.m. Eastern. The presentation will be pre-recorded and there will be no opportunity for live questions. The audio recording will be available at www.universalinsuranceholdings.com until March 25, 2015.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware and Indiana. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2014.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands, except per share data)

	December 31,
ASSETS	2014	2013
Cash and cash equivalents	$115,397	$117,275
Restricted cash and cash equivalents	2,635	2,600
Fixed maturities, at fair value	353,949	289,418
Equity securities, at fair value	19,642	65,022
Short-term investments, at fair value	49,990	—
Prepaid reinsurance premiums	190,505	241,214
Reinsurance recoverable	55,187	107,847
Reinsurance receivable, net	7,468	203
Premiums receivable, net	50,987	46,461
Other receivables	2,763	2,587
Property and equipment, net	17,254	9,289
Deferred policy acquisition costs, net	25,660	15,899
Income taxes recoverable	5,675	8,152
Deferred income tax asset, net	11,850	12,051
Other assets	2,812	2,072

Total assets	$911,774	$920,090

LIABILITIES, CONTINGENTLY REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$134,353	$159,222
Unearned premiums	395,748	383,488
Advance premium	17,919	22,959
Accounts payable	4,121	3,441
Book overdraft	5,924	14,947
Reinsurance payable, net	66,066	86,232
Income taxes payable	1,799	2,566
Other liabilities and accrued expenses	36,318	34,386
Long-term debt	30,610	37,240

Total liabilities	692,858	744,481

Contingently redeemable common stock (pro-forma 12/31/14 balance of zero)[1]	19,000	—
Issued shares – 1,000
Outstanding shares – 1,000
STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock, $.01 par value	—	—
Authorized shares – 1,000
Issued shares – 12 and 30
Outstanding shares – 12 and 30
Minimum liquidation preference, $8.49 and $6.98 per share
Common stock, $.01 par value	448	436
Authorized shares – 55,000
Issued shares – 43,769 and 43,641
Outstanding shares – 34,102 and 35,366
Treasury shares, at cost – 9,667 and 8,275	(62,153)	(35,467)
Additional paid-in capital (pro-forma 12/31/14 balance of $60.0 million)[1]	40,987	42,282
Accumulated other comprehensive income (loss), net of taxes	(1,835)	(376)
Retained earnings	222,469	168,734

Total stockholders’ equity (pro-forma 12/31/14 balance of $218.9 million)[1]	199,916	175,609

Total liabilities, contingently redeemable common stock and stockholders’ equity	$911,774	$920,090

[1]	As disclosed in the Company’s Form 10-K filed earlier today with the Securities and Exchange Commission, on February 19, 2015, the Company modified the terms of a previously disclosed agreement with a third party relating to the sale of 1 million registered shares of UVE common stock which resulted in a reclassification of mezzanine equity to permanent equity. As a result of this reclassification, the pro-forma balance of contingently redeemable common stock, additional paid-in capital and stockholders equity as of December 31, 2014 is zero, $60.0 million and $218.9 million, respectively.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2014	2013
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$182,216	$173,730
Ceded premiums written	(98,106)	(121,941)

Net premiums written	84,110	51,789
Change in net unearned premium	11,310	14,663

Premiums earned, net	95,420	66,452
Net investment income (expense)	801	1,397
Net realized gains (losses) on investments	274	1,242
Net change in unrealized gains (losses) on investments	—	(62)
Commission revenue	3,323	4,178
Policy fees	3,155	2,924
Other revenue	1,509	1,449

Total premiums earned and other revenues	104,482	77,580

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	34,590	28,598
General and administrative expenses	32,966	22,989

Total operating costs and expenses	67,556	51,587

INCOME BEFORE INCOME TAXES	36,926	25,993
Income taxes, current	15,665	8,776
Income taxes, deferred	289	1,635

Income taxes, net	15,954	10,411

NET INCOME	$20,972	$15,582

Basic earnings per common share	$0.63	$0.46

Weighted average common shares outstanding—Basic	33,457	33,602

Fully diluted earnings per common share	$0.59	$0.44

Weighted average common shares outstanding—Diluted	35,271	35,685

Cash dividend declared per common share	$0.25	$0.23

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per share data)

	Year Ended December 31,
	2014	2013
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$789,577	$783,894
Ceded premiums written	(399,730)	(522,116)

Net premiums written	389,847	261,778
Change in net unearned premium	(62,970)	5,877

Premiums earned, net	326,877	267,655
Net investment income (expense)	2,375	1,928
Net realized gains (losses) on investments	5,627	(14,740)
Net change in unrealized gains (losses) on investments	—	7,850
Commission revenue	14,205	18,615
Policy fees	13,982	13,661
Other revenue	6,210	6,190

Total premiums earned and other revenues	369,276	301,159

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	123,275	108,615
General and administrative expenses	118,397	91,988

Total operating costs and expenses	241,672	200,603

INCOME BEFORE INCOME TAXES	127,604	100,556
Income taxes, current	53,498	34,216
Income taxes, deferred	1,118	7,363

Income taxes, net	54,616	41,579

NET INCOME	$72,988	$58,977

Basic earnings per common share	$2.17	$1.64

Weighted average common shares outstanding—Basic	33,569	35,866

Fully diluted earnings per common share	$2.08	$1.56

Weighted average common shares outstanding—Diluted	35,150	37,776

Cash dividend declared per common share	$0.55	$0.49

Investor Contact:

Andy Brimmer / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449